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                                                                    EXHIBIT 99.2

           SUMMARY SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

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
                                                                                      NINE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                         -------------------------------------------------------- ----------------------------
                                                                           PRO                          PRO
                                                                          FORMA                        FORMA
                          1991     1992    1993(1)     1994      1995    1995(2)    1995      1996    1996(2)
                                  (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA(3):
 Net revenues........... $ 7,766  $14,937  $ 64,185  $ 85,502  $136,986  $155,117 $101,920  $127,345  $129,214
 Operating income (loss)
  from continuing
  operations............    (137)     452   (17,910)    1,768    10,322    13,440    8,848    15,964    16,206
 Interest expense.......      88      489     1,710     1,869     3,015     4,647    2,587     1,552     3,486
 Income (loss) from
  continuing operations
  before cumulative
  effect of change in
  accounting principle
  and extraordinary
  charge................    (277)     (76)  (19,538)   (1,149)    3,900     4,866    3,349     8,868     7,768
 Net income (loss)...... $  (277) $   156  $(19,386) $   (773) $  3,220  $  4,186 $  2,669  $  8,868  $  7,768
 Income (loss) per share
  from continuing
  operations before
  cumulative effect of
  change in accounting
  principle and
  extraordinary charge.. $ (0.09) $ (0.01) $  (1.58) $  (0.08) $   0.22  $   0.27 $   0.18  $   0.41  $   0.36
 Net income (loss) per
  share................. $ (0.09) $  0.03  $  (1.57) $  (0.05) $   0.19  $   0.23 $   0.15  $   0.41  $   0.36
 Weighted average number
  of common shares
  outstanding...........   3,095    5,317    12,358    14,333    19,115    19,412   18,261    21,981    21,993
OTHER DATA:
 EBITDA(4).............. $   291  $ 1,008  $  4,999  $  5,254  $ 16,899  $ 19,739 $ 13,595  $ 20,888  $ 21,190
 Ratio of EBITDA to
  interest expense......                                                     4.2x                         6.1x
 Ratio of earnings to
  fixed charges(5)......                                                     2.5x                         3.5x
 Practices acquired
  during the period(6)..       3       16         9        17        24                 13        18
 Practices developed
  during the period.....       0        2         3         6         3                  2         6
 Number of centers at
  end of period(7)......       7       24        36        54        71                 64        89
 Number of affiliated
  physicians at end of
  period................      14       45        72        95       129                118       160
 Same market revenue
  growth(8).............     9.8%    16.5%     33.8%     13.4%     12.2%              12.3%     11.4%
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
                                                    AS OF SEPTEMBER 30, 1996
                                                    ----------------------------
                                                     ACTUAL      AS ADJUSTED(9)
BALANCE SHEET DATA(3):
 Working capital................................... $     20,095    $     85,895
 Total assets......................................      181,900         243,200
 Total debt........................................       25,088          86,388
 Stockholders' equity..............................      127,322         127,322
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(1) Operating results for the year ended December 31, 1993 include certain nonrecurring charges of approximately $20.6 million, principally incurred in connection with the write-down of goodwill. See Note 6 to the Company's
    Consolidated Financial Statements.
(2) The pro forma statement of operations data give effect to the following pro forma adjustments as if they had occurred on January 1, 1995:
    (a) consummation of the Company's acquisitions (the "Recent Acquisitions")
    of Medical Plaza Industrial Clinic, Corporate Health Services, Inc.
    ("CHS"), Medical and Surgical Clinic Association, P.A., Occupational Health
    Resources, Inc. ("OHR"), Flagstaff Urgent Care, Deer Park Clinic and Austin
    Regional Clinic ("ARC"); and (b) sale of the Notes and use of proceeds therefrom. All of the Recent Acquisitions were effective on or before July
    1, 1996. See "Use of Proceeds," "Pro Forma Consolidated Financial
    Statements" and the Company's Consolidated Financial Statements included elsewhere herein.
(3) Restated to give effect to the following pooling acquisitions (the "Recent
    Poolings") consummated subsequent to January 1, 1995: (a) Baltimore
    Industrial Medical Center, Maryland Industrial Medical Center

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    and Washington Industrial Medical Center (collectively, the "Baltimore
    Industrial Medical Group"); (b) Concerned Care L.L.C.; (c) Occupational Medicine Services, Inc.; (d) Prizm Environmental and Occupational Health, Inc.; and (e) Ideal Occupational Medical Centers, Inc. The last three Recent Poolings were completed subsequent to September 30, 1996.
(4) "EBITDA" consists of operating income plus depreciation, amortization and non-recurring charges. EBITDA data is presented because the Company believes that such data is used by investors and securities analysts to determine a company's ability to meet debt service requirements. The
    Company considers EBITDA to be indicative of the Company's operating performance. However, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. The EBITDA measure presented by the Company may not be comparable to similarly titled measures used by other companies.
(5) Computed by dividing the sum of net earnings, before deducting provisions for income taxes and fixed charges, by total fixed charges. Fixed charges consist of interest on debt, including amortization of debt issuance costs, and one-fourth of rent expense, estimated by management to be the interest component of such rentals. The adjusted ratio of earnings to fixed charges gives effect to the net change in interest expense resulting from the sale of the principal amount of Notes and application of the estimated net proceeds therefrom.
(6) Represents practices the assets of which were acquired during each period presented and not subsequently divested.
(7) Does not include practices the assets of which were acquired and subsequently divested or consolidated into existing centers within a market.
(8) Same market revenue growth sets forth the aggregate net change from the prior year for all markets in which the Company operated for the entire period (excluding revenue growth due to acquisitions and the Recent Poolings).
(9) Gives pro forma effect to the sale of the Notes and the use of proceeds therefrom as if those transactions had occurred on September 30, 1996. See "Pro Forma Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."